Exhibit 5







May 20, 1996

Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, MN  55432

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 114,052 shares of Common Stock, $ .10 par value (the "Shares"), of Medtronic, Inc., a Minnesota corporation (the "Company"), pursuant to outstanding stock options assumed by Medtronic, Inc. in connection with its acquisition of AneuRx, Inc., I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto and, based upon such examination and review, it is my opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

     I am admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Ronald E. Lund


Ronald E. Lund
Senior Vice President,
General Counsel and Secretary